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                                                         EXHIBIT 12.1


                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

             Computation of Ratio of Earnings to Fixed Charges and
                           Preferred Stock Dividends

                            Years Ended September 30
                             (Dollars in Thousands)


                                                             1997          1996          1995          1994             1993
                                                          ---------     ---------      ---------     ---------       ---------
FIXED CHARGES AND PRE-TAX PREFERRED STOCK DIVIDENDS

   Preferred Dividends                                    $   1,331     $   1,332      $   1,333     $   1,335       $   1,336
   Effective Income Tax Rate                                  .3713         .3740          .3690         .3834           .3755
   Complement of Effective Income
     Tax Rate (1 - Tax Rate)                                  .6287         .6260          .6310         .6166           .6245

   Pre-tax Preferred Dividends                            $   2,117     $   2,128      $   2,113     $   2,165       $   2,139
                                                          =========     =========      =========     =========       =========


   Interest Expense                                       $  33,599     $  29,876      $  30,932     $  30,899       $  27,872
   Amortization of Debt Premium,
     Discount and Expense                                       299           256            315           367             410
   Interest Component of Rentals                                 17            96             56            34              94
                                                          ---------     ---------      ---------     ---------       ---------
     Total Fixed Charges                                     33,915        30,228         31,303        31,300          28,376
   Pre-tax Preferred Dividends                                2,117         2,128          2,113         2,165           2,139
                                                          ---------     ---------      ---------     ---------       ---------

     Total                                                $  36,032     $  32,356      $  33,416     $  33,465       $  30,515
                                                          =========     =========      =========     =========       =========


EARNINGS:

   Net Income                                             $  82,019     $  81,591      $  62,909     $  60,459       $  55,079
      Add:
         Income Taxes Applicable to
         Operating Income                                    47,864        49,376         37,514        37,264          34,601
         Income Taxes Applicable to
         Other Income (Loss) - Net                              577          (629)          (730)          326          (1,479)

     Total Fixed Charges                                     33,915        30,228         31,303        31,300          28,376
                                                          ---------     ---------      ---------     ---------       ---------

       Total Earnings                                     $ 164,375     $ 160,566      $ 130,996     $ 129,349       $ 116,577
                                                          =========     =========      =========     =========       =========

Ratio of Earnings to Fixed Charges
   and Preferred Stock Dividends                                4.6           5.0            3.9           3.9             3.8
                                                          =========     =========      =========     =========       =========
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